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                                   EXHIBIT 5
                           OPINION OF ALSTON & BIRD



March 11,1997


Mohawk Industries, Inc.
160 South Industrial Blvd.
Calhoun, GA 30703

     Re: Form S-8 Registration Statement of Mohawk Industries, Inc. -- 1997 Long-Term Incentive Plan

Ladies and Gentlemen:

     We have acted as counsel to Mohawk Industries, Inc., a Delaware corporation (the "Company"), in the connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "the Commission") under the Securities Act of 1933, as amended, and covering 1,700,000 shares of the Company's common stock, $.01 par value ("Common Stock") that may be offered and sold pursuant to the Mohawk Industries, Inc. 1997 Long-Term Incentive Plan (the "Plan"). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

     This Opinion Letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia (the "Interpretive Standards"), which Interpretive Standards are incorporated in this Opinion Letter by this reference. Capitalized terms used in this Opinion Letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards and in the Registration Statement.

     In the capacity described above, we have considered such matters of law and of fact, including the examination of originals and copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that the 1,700,000 shares of Common Stock issuable under the Plan and covered by the Registration Statement, when delivered to Plan participants in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

     The Opinion expressed herein is limited to the laws of the State of Delaware as codified in the General Corporation Law of the State of Delaware. This Opinion Letter is provided to you for your benefit and for the benefit of the Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                                         Sincerely,



                                         ALSTON & BIRD


                                         By:   /s/ Laura G. Thatcher
                                             -------------------------
                                                Laura G. Thatcher